SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ___ )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[    ]   Preliminary Proxy Statement       [    ]   Confidential, for Use of the
                                                    Commission Only (as
                                                 permitted by Rule 14a-6(e)(2))
[ X ]    Definitive Proxy Statement
[    ]   Definitive Additional Materials
[    ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               TOSCO CORPORATION
                (Name of Registrant as Specified in Its Charter)
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]    $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)
         (2) or Item 22(a)(2) of Schedule 14A.
[    ]   $500 per each party to the controversy pursuant to Exchange Act
          Rule 14a-6(i)(3).
[    ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
          and 0-11.

         1)    Title of each class of securities to which transaction applies:


         2)    Aggregate number of securities to which transaction applies:


         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
               Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


         4)    Proposed maximum aggregate value of transaction:

         5)    Total fee paid:

[    ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)       Amount Previously Paid:

     2)       Form, Schedule or Registration Statement No.:

     3)       Filing Party:

     4)       Date Filed:

                               TOSCO CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 16, 1996




         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Tosco Corporation ("Tosco") will be held at The Fairmont Hotel, 950 Mason Street, San Francisco, California on May 16, 1996 at 9:00 o'clock in the morning for the following purposes:

              I.  To elect nine (9) Directors of Tosco.

              II.To ratify and approve the appointment of Coopers & Lybrand L.L.P. as independent accountants of Tosco for the fiscal year ending December 31, 1996.

              III. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     Stockholders of record at the close of business on March 29, 1996 shall be entitled to vote at and be present at the meeting.

                       By order of the Board of Directors,


                               Wilkes McClave III
                                    Secretary

Dated:   April 8, 1996
         Stamford, Connecticut


IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                               TOSCO CORPORATION


                                PROXY STATEMENT


      The accompanying Proxy is solicited by the Board of Directors of Tosco Corporation, a Nevada corporation ("Tosco"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 16, 1996 at 9:00 a.m. at The Fairmont Hotel, 950 Mason Street, San Francisco, California, or any adjournment of the Annual Meeting, at which stockholders of record at the close of business on March 29, 1996 shall be entitled to vote. The cost of solicitation of proxies will be borne by Tosco. Tosco may use the services of its Directors, officers, stockholders of record and others to solicit proxies, personally or by mail or telephone. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of the stock held of record by such persons. Tosco may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services. Tosco has retained Hill and Knowlton, Inc. to assist in the solicitation of proxies for a fee estimated at $12,000 plus out-of-pocket expenses. Any Proxy granted as a result of this solicitation may be revoked at any time before its exercise by granting a subsequently dated Proxy, by attending the Annual Meeting and voting in person or by mailing a notice of revocation to Tosco Corporation, 72 Cummings Point Road, Stamford, Connecticut 06902, Attention: Secretary.

      The date of this Proxy Statement is the approximate date on which this Proxy Statement and accompanying Proxy were first sent or given to stockholders.

      The principal executive offices of Tosco are located at 72 Cummings Point Road, Stamford, Connecticut 06902.

      On March 29, 1996, Tosco had outstanding and entitled to vote with respect to all matters to be acted upon at the Annual Meeting 37,126,228 shares of Common Stock, par value $.75 per share ("Common Stock"). Each holder of Common Stock will be entitled to one vote for each share of Common Stock held by such holder. The presence of holders representing a majority of the outstanding shares will constitute a quorum at the meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

      It is expected that the following business will be considered at the Annual Meeting and action taken thereon:

                            I. ELECTION OF DIRECTORS


        It is proposed to elect nine (9) Directors at the Annual Meeting to hold office until the 1997 Annual Meeting of Stockholders and until their successors are duly elected and qualify. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a Director of Tosco. To be elected as a Director, each nominee must receive the affirmative vote of the holders of a plurality of the stock of Tosco voted for Directors. If some unexpected occurrence should make necessary, in the Board of Directors' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Directors may select. The Board of Directors is not aware that any nominee will be unable or unwilling to serve as a Director. The following table sets forth certain information with respect to each of the nominees.

NOMINEES FOR ELECTION


                                SERVED AS A
NAME                      AGE   DIRECTOR SINCE   PRINCIPAL OCCUPATION AND POSITIONS HELD

Jefferson F. Allen        50     1990            Executive Vice President and Chief Financial Officer
                                                 of Tosco since June 1990; Treasurer of Tosco from June 1990 to October
                                                 1995; various positions, including Chairman and CEO, with Comfed Bancorp,
                                                 Inc. and related entities from November 1988 to June 1990.

Joseph B. Carr            74     1993            Business Executive; Former Chairman & Chief Executive
                                                 Officer, Carr & McDonnell; Chairman Eurogolf Travel; Former Director, Allied
                                                 Irish Bank, The Friends Provident Insurance Company, and the British & Irish
                                                 Steampacket Company.

Patrick M. de Barros     51      1995            Director of Tosco since November 1995; Director of
                                                 Petrogal, Petroleos de Portugal, SA since July 1995; Chairman and Chief
                                                 Executive Officer of Argus Resources Ltd. since 1988 and Chairman of Fundacao
                                                 Monteiro de Barros and Protea Holdings Inc. since 1980; President and Chief
                                                 Executive Officer of SIGMOIL Resources from 1985 to 1988; Senior Vice President of Phillip Brothers from 1975 to 1984; various positions, including General
                                                 Manager Supply, with Sociedade Nacional de Petroleos Petrogal (SONAP) from 1967 to 1975.

Houston I. Flournoy      66      1978            Special Assistant to the President for Governmental
                                                 Affairs, University of Southern California (USC), for a period in excess of five years and Professor of Public Administration, USC, from 1976 to 1993.

Clarence G. Frame       77       1978            Business consultant; Chairman of the Board of
                                                 Directors of Tosco from 1984 to 1989; Chief Executive Officer of Tosco from
                                                 August 1986 to December 1989; President of Tosco from September 1986 to January
                                                 1987 and from June 1989 to October 1989.

Edmund A. Hajim        59        1991            Chairman and Chief Executive Officer of Furman Selz
                                                 Incorporated since October 1983; Managing Director and member of the Board of
                                                 Directors of Lehman Brothers Kuhn Loeb prior to 1983.

Joseph P. Ingrassia    71        1991            Petroleum consultant to E. T. Petroleum Inc. since January 1,
                                                 1992;  Petroleum consultant to Saudi Petroleum
                                                 International Inc. from 1988 to 1992; Managing
                                                 Director Norbec Ltd. from 1983 to 1988.

Charles J. Luellen     66        1992            Retired Executive; President and Chief Operating Officer of Ashland
                                                 Inc. from March 1986 to January 1992.

Thomas D. O'Malley     54        1988            Chairman of the Board and Chief Executive Officer of
                                                 Tosco since January 1990; President of Tosco since 1993 and from October 1989 to
                                                 May 1990; Chairman and Chief Executive Officer of Argus Investments, Inc. since
                                                 July 1988 and Argus Energy Corporation since December 1987; Vice Chairman of
                                                 Salomon Inc. from 1983 to December 1986.

     Mr. de Barros is a director of Petrogal, Petroleos de Portugal: Grupo Espirito Santo and of Telecel. Mr Flournoy is a director of Fremont General Corporation and Lockheed Martin Corporation. Mr.Frame is a director of Chicago Milwaukee Corporation, the Milwaukee Land Company, IPI Inc. and Independence One and Voyageur Funds. Mr. Hajim is a director of NFO Corporation.

      Tosco's Board of Directors has a Committee on Audit, Ethics and Conflicts of Interest (the "Audit Committee"), consisting of Messrs. Carr, Flournoy, Frame, Ingrassia and Luellen, a Compensation Committee consisting of Messrs. Flournoy, Hajim and Luellen, an Executive Committee consisting of Messrs. Allen, Ingrassia, and O'Malley, a Business Affairs Committee consisting of Messrs. Carr, de Barros, Ingrassia, Luellen and O'Malley, a Government & Regulatory Affairs Committee consisting of Messrs. Flournoy, Frame and Allen and a Nominating Committee consisting of Messrs. de Barros, Hajim, Ingrassia and O'Malley. The Audit Committee's functions include recommending to the Board of Directors the engaging and discharging of the independent accountants, reviewing with the independent accountants the plan and results of the audit engagement, reviewing the scope and results of Tosco's procedures for internal auditing, reviewing the independence of the accountants and reviewing the adequacy of Tosco's system of internal accounting controls. The Compensation Committee is responsible for reviewing and setting the compensation of Tosco's management, and considering, recommending and administering its cash incentive and long-term stock incentive plans. The Nominating Committee's functions include reviewing potential nominees for the Board of Directors and recommending the annual slate of nominees for election to the Board of Directors.

      During 1995, there were seven meetings of the Board of Directors, five meetings of the Audit Committee, seven meetings of the Compensation Committee and two meetings of the Nominating Committee. During 1995, each of the Directors then in office attended in excess of 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees on which he served.

      Tosco is not aware of any family relationship between any Director or executive officer.

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

      The following table sets forth the number of shares of Common Stock of Tosco beneficially owned by each Director, by each of the five most highly compensated executive officers and by all executive officers and Directors as a group at March 1, 1996, and the percentage of the outstanding shares of Common Stock so owned by each Director, executive officer, and such group.

                            Amount and
                            nature of
                            beneficial           Percent of
Name                        Ownership             Class
- ----                        ---------             -----
Jefferson F. Allen          240,349 (1)             *
Joseph B. Carr               24,000 (2)             *
Patrick M. de Barros        240,554 (3)             *
Houston I. Flournoy          24,516 (4)             *
Clarence G. Frame            35,216 (5)             *
Edmund A. Hajim              30,000 (6)             *
Joseph P. Ingrassia          24,500 (7)             *
Robert J. Lavinia           147,500 (8)             *
Charles J. Luellen           25,000 (9)             *
Thomas D. O'Malley        1,589,451 (10)         4.23%
Dwight L. Wiggins           137,900 (11)            *

All executive officers
 and Directors
(16 persons, including
those listed above)       2,962,740 (12)         7.66%
- -------------------------

*      Represents less than 1% of the outstanding shares of Common Stock.

(1) Consists of 5,349 shares of Common Stock, options to purchase 165,000 shares of Common Stock under the 1989 Stock Incentive Plan (the "1989 Plan"), and options to purchase 70,000 shares of Common Stock under the 1992 Stock Incentive Plan (the "1992 Plan").

(2) Consists of options to purchase 24,000 shares of Common Stock under the 1989 Plan.

(3) Consists of 216,554 shares of Common Stock owned by a Trust of which Mr. de Barros is a beneficiary, and options to purchase 18,667 and 5,333 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

(4) Consists of 516 shares of Common Stock and options to purchase 24,000 shares of Common Stock under the 1989 Plan.

(5) Consists of 11,216 shares of Common Stock and options to purchase 24,000 shares of Common Stock under the 1989 Plan.

(6) Consists of 6,000 shares of Common Stock and options to purchase 24,000 shares of Common Stock under the 1989 Plan.

(7) Consists of 500 shares of Common Stock and options to purchase 24,000 shares of Common Stock under the 1989 Plan.

(8) Consists of options to purchase 25,000 and 122,500 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

(9) Consists of 1,000 shares of Common Stock and options to purchase 24,000 shares of Common Stock under the 1989 Plan.

(10) Consists of 957,236 shares of Common Stock, options to purchase 350,000 and 100,000 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively, and 9,999 shares of Common Stock owned by Mr. O'Malley's wife. In addition, the shares listed in the table include 73,865 shares held by Argus Energy Corporation and 98,351 shares held by Argus Investments, Inc., of which Mr. O'Malley is the sole shareholder. Mr. O'Malley disclaims beneficial ownership of the 9,999 shares of Common Stock owned by his wife.

(11) Consists of 400 shares of Common Stock and options to purchase 25,000 and 112,500 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

(12) Consists of 1,403,907 shares of Common Stock and options to purchase 891,667 and 667,166 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires Tosco's Directors, executive officers and holders of more than 10% of Tosco's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Tosco. Peter A. Sutton, a Vice President of Tosco, failed to report on Form 4 one transaction, which transaction was reported instead on Form 5.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The summary Compensation Table shows certain compensation information for Thomas D. O'Malley, the Chief Executive Officer of Tosco, and for the four other most highly compensated executive officers of Tosco for the year ended December 31, 1995. The information includes the dollar amount of salaries, bonuses and other compensation for these officers as well as the number of stock options granted.


                                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                                                             AWARDS            PAYOUTS
                                                            OTHER
                                                           ANNUAL    RESTRICTED                           ALL OTHER
                                                          COMPEN-      STOCK       OPTIONS      LTIP       COMPEN-
NAME AND                             SALARY      BONUS    SATION     AWARD(S)       /SARS      PAYOUTS     SATION
PRINCIPAL POSITION           YEAR      ($)         ($)        ($)        ($)          (#)         ($)        ($)
- ------------------           ----   ---------   ---------   -------    -------      -------     -------     ------

Thomas D. O'Malley           1995    550,000     1,451,799                           50,000               69,734 (1)
Chairman, CEO and            1994    500,000       975,000                           25,000               83,604 (2)
President                    1993    500,000     1,526,000                           25,000               82,159 (3)

Jefferson F. Allen           1995    325,000       635,162                           40,000               46,323 (1)
Executive Vice President     1994    300,000       438,750                           15,000               54,328 (2)
and Chief Financial          1993    300,000       687,000                           15,000               55,862 (3)
Officer

James M. Cleary              1995    325,000       254,065                           35,000              106,584 (1)
Senior Vice President        1994    300,000       146,250                           10,000               36,973 (2)
                             1993    300,000       424,688                           12,000               40,452 (3)

Robert J. Lavinia            1995    325,000       650,900 (4)                       35,000               10,452 (1)
Executive Vice President     1994    300,000       886,750 (4)                       25,000              134,621 (2)
                             1993    300,000       299,453                           75,000               50,702 (3)

Dwight L. Wiggins            1995    325,000       681,000                           50,000               10,148 (1)
Executive Vice President     1994    300,000       146,250                           25,000                9,825 (2)
                             1993    300,000       399,453                           50,000               10,898 (3)
- --------------
1    All other compensation consists of the following: (a) contributions pursuant to
Tosco's Capital Accumulation Plan for Messrs. Allen, Cleary, Lavinia, O'Malley
and Wiggins in the amounts of $17,256, $12,000, $9,756, $17,256 and $9,000, respectively, (b) the value of certain premiums paid by Tosco under a split dollar life arrangement for Messrs. Allen, Cleary and O'Malley in the amounts of
$26,619, $17,694 and $50,030 respectively, (c) group term life insurance benefits of $2,448, $1,479, $696, $2,448 and $1,148 for Messrs. Allen, Cleary,
Lavinia, O'Malley and Wiggins, respectively, and (d) a $75,411 relocation allowance for Mr. Cleary.

 2   All other compensation consists of the following: (a) contributions pursuant to Tosco's Capital Accumulation Plan for Messrs. Allen, Cleary, Lavinia,
O'Malley and Wiggins in the amounts of $17,255, $12,000, $9,755, $17,255 and
$9,429, respectively, (b) the value of certain premiums paid by Tosco under a split dollar life arrangement for Messrs. Allen, Cleary and O'Malley in the amounts of $35,768, $23,668 and $64,189, respectively, (c) group term life insurance benefits of $1,305, $1,305, $696, $2,160 and $396 for Messrs. Allen,
Cleary, Lavinia, O'Malley and Wiggins, respectively, and (d) a $124,170 relocation allowance for Mr. Lavinia.

3    All other compensation consists of the following: (a) contributions pursuant to
Tosco's Capital Accumulation Plan for Messrs. Allen, Cleary, Lavinia, O'Malley
and Wiggins in the amounts of $22,259, $17,295, $8,007, $22,259 and $10,611, respectively, (b) the value of certain premiums paid by Tosco under a split dollar life arrangement for Messrs. Allen, Cleary and O'Malley in the amounts of
$32,298, $21,852 and $57,740, respectively, (c) group term life insurance benefits of $1,305, $1,305, $1,305, $2,160 and $287 for Messrs. Allen, Cleary,
Lavinia, O'Malley and Wiggins, respectively, and (d) a $41,390 relocation allowance for Mr. Lavinia.

 4   Mr. Lavinia's bonus for 1995 and 1994 includes a
$100,000 and $250,000 employment bonus, respectively, in connection with his employment as president of Tosco Northwest Company.

      AGREEMENTS WITH OFFICERS AND DIRECTORS

      Tosco has severance agreements (the "Agreements") with Messrs. Cleary, Lavinia and Wiggins, which provide that if an executive's employment is terminated by Tosco without cause, or upon a change of control of Tosco, or is terminated by the executive for good reason, as all such terms are defined in the Agreements and as set forth below, then the executive shall be entitled to a lump sum severance payment and all of the terminated executive's options or restricted shares, if any, which are not then vested shall vest immediately and all such restrictions shall lapse. In the event of a Change of Control, Tosco may elect to continue the executive's employment for a specified period. If Tosco elects to continue the executive's employment, but the executive refuses such employment, then the executive will not receive any lump sum payment. If Tosco elects to continue the executive's employment and the executive agrees, then at the expiration of the specified period Tosco will pay the executive 75% of the lump sum payment if Tosco and the executive are unable to agree as to further employment. The lump sum severance payments for Messrs. Cleary and Lavinia are 24 months of their base salary at the time of termination and for Mr. Wiggins is 36 months of his base salary at the time of termination, dropping to 24 months of his base salary on the third anniversary of the agreement. Effective February 16, 1996, Mr. Cleary resigned from his position with the Company. Twenty-four months of his base salary is equal to $700,000. At March 1, 1996, and based upon salary levels currently in effect, in the event Tosco had caused their employments to be terminated or upon a change of control, Messrs. Lavinia, and Wiggins each would have been entitled pursuant to the Agreements to receive a lump sum of approximately $800,000, together with the accelerated vesting of their options. The Agreements have a one-year term, but will be automatically renewed for successive one-year terms unless Tosco notifies the executive at least six months prior to any renewal date. Such notification by Tosco shall entitle the executive to terminate his employment for Good Reason and shall be deemed to be a termination without Cause if the executive's employment terminates before the end of the Agreement. The Agreements further provide that under certain circumstances payments thereunder are subject to reduction in order to ensure that such payments (including any other payments pursuant to any other plans, arrangements or agreements with Tosco) will be deductible by Tosco under the Internal Revenue Code of 1986, as amended (the "Code"), and will not be deemed to be excess parachute payments under the Code. Such reduction in payments may be waived by the Board of Directors. As used in the Agreements, the following terms generally have the following meanings: Cause means material and intentional failure to perform his duties, fraud, misappropriation of property or intentional damage to Tosco's property; Good Reason means a reduction in base annual compensation or a significant reduction in the nature of employment; and Change in Control means a person or group of persons become the beneficial owner of more than 50% of Tosco's Common Stock, stockholders approve a merger of Tosco into another entity or a change in the composition of a majority of the members of the Board of Directors.

      In May 1990 Tosco entered into Agreements with Messrs. O'Malley and Allen which provide for a lump sum payment equal to 24 months of their annual compensation (including a monthly amount equal to the average of bonuses paid during the previous three years), at the time of termination. Effective December 1992, such Agreements were amended to reduce the applicable payment to 30 months of base salary (excluding bonuses). The Agreements of Messrs. Allen and O'Malley were restated effective January 1993. At March 1, 1996, and based on salary levels currently in effect, Messrs. Allen and O'Malley would have been entitled pursuant to their Agreements to receive lump sums of approximately $1,000,000 and $1,500,000, respectively, together with the accelerated vesting of their options.

      In 1995, each Director who was not also an officer of Tosco was paid a fee of $30,000 per year (or pro rata portion thereof for period of service as a Director) plus $1,000 for each Board of Directors meeting attended and $1,000 for each committee meeting attended, provided such committee meeting was not held on the same day as a Board of Directors meeting.

     In 1991, Tosco created the Directors' Charitable Award Program (the "Program"), which allows each Director to recommend a donation to educational institutions and/or charitable organizations designated by them. The Program is funded by joint life insurance policies of which Tosco is the sole owner and beneficiary, with each policy insuring the lives of two eligible Directors. Tosco pays all premiums due and at the time of the death of the second of the two Directors, receives a tax-free death benefit of approximately $2 million, thereby recovering the costs of the Program. Tosco will make charitable contributions in the name of each Director, within ten years following the first Director's death, to the institution(s) designated by the Director. The Directors may recommend one organization to receive a donation of $1 million, or two or more organizations to receive $1 million in the aggregate.

      After five years of service as a Director, Tosco Directors who are not employees are eligible to participate in a retirement plan. The Plan generally provides that upon the later of age 65 or retirement, an annual retirement benefit equal to annual retainer fees in effect at the time of retirement will be paid. One year of retirement payments for each year of Board service, up to a maximum of 20 years, is provided. Upon the Director's death, remaining payments will continue to the spouse during the period of her life, subject to the maximum set forth above. A Director may elect to receive such retirement benefits as an actuarially equivalent lump sum.

      In 1996, Tosco adopted a mandatory retirement policy for Directors. The policy requires Directors to retire upon the completion of the annual term of office during which the Director's seventy-fifth birthday occurs. For Directors serving at the time of adoption of the policy who were or would be seventy-five years of age prior to the 1996 Annual Meeting of Stockholders, mandatory retirement will occur at or prior to the 1997 Annual Meeting.

PENSION PLANS

      The following table shows the estimated annual benefits payable to participants upon retirement under the Tosco Pension Plan (the "Pension Plan"). The covered compensation consists of the salary, but not the bonus, reported in the Summary Compensation Table. Of Tosco's five highest paid executives, Messrs. Cleary, Lavinia and Wiggins are participants in the Pension Plan.


                                               PENSION PLAN TABLE

                                      ESTIMATED ANNUAL RETIREMENT BENEFITS

    FINAL                     __________ __YEARS OF SERVICE_____________
   3-YEAR
AVG. COMP.            10              15            20             25             30             35

   $300,000           $32,992         $50,870        $68,748        $86,508        $103,207      $120,000
    350,000            32,992          50,870         68,748         86,508         103,207       120,000
    400,000            32,992          50,870         68,748         86,508         103,207       120,000
    450,000            32,992          50,870         68,748         86,508         103,207       120,000
    500,000            32,992          50,870         68,748         86,508         103,207       120,000
    550,000            32,992          50,870         68,748         86,508         103,207       120,000
    600,000            32,992          50,870         68,748         86,508         103,207       120,000

      For 1993, no more than $235,840 of cash compensation, excluding bonuses, may be taken into account in calculating benefits payable under the Pension Plan. The cash compensation limit was reduced to $150,000 in 1994 and 1995 by federal law but accrued benefits as of December 31, 1993 are not affected. Benefits shown in the table are single life annuities payable at age 65. Pension benefits, which are integrated with Social Security benefits, will be reduced for amounts payable under prior Tosco pension plans or predecessor employer plans. Messrs. Cleary, Lavinia and Wiggins have 15, 3, and 30 years of credited service under the Pension Plan.

      In 1990, Tosco adopted a Senior Executive Retirement Plan ("SERP") to provide retirement benefits to selected senior executives and their beneficiaries. Messrs. Allen, Cleary, Lavinia, O'Malley and Wiggins are eligible for benefits under the SERP. The table that follows shows the estimated annual benefits payable under the SERP.


                                                   SERP TABLE

    FINAL                     _____________YEARS OF SERVICE_____________
   3-YEAR
  AVG. COMP.           10              15              20             25             30              35

   $300,000            $135,000        $180,000       $180,000       $180,000        $180,000       $180,000
    350,000             157,500         210,000        210,000        210,000         210,000        210,000
    400,000             180,000         240,000        240,000        240,000         240,000        240,000
    450,000             202,500         270,000        270,000        270,000         270,000        270,000
    500,000             225,000         300,000        300,000        300,000         300,000        300,000
    550,000             247,500         330,000        330,000        330,000         330,000        330,000
    600,000             270,000         360,000        360,000        360,000         360,000        360,000
    647,000             291,150         388,200        388,200        388,200         388,200        388,200


      Benefits shown are life annuities payable at age 65 and are based on a percentage of eligible compensation. SERP benefits are reduced by the amount of benefits payable under the Tosco Pension Plan, or, if applicable, certain predecessor employer plans. Eligible compensation is the average of base pay plus incentive compensation (limited to an aggregate maximum of $647,000 as increased by the Consumer Price Index commencing January 1, 1995) during the highest three-consecutive calendar years of employment after January 1, 1990. Normal retirement age is 65 with early retirement benefits (reduced by 1% for each year preceding age 65) commencing at age 55 and three years of service. There is no reduction if age plus years of service equal or exceed 75 at date of retirement.

      Messrs. Allen, Cleary and O'Malley have six years of credited service while Messrs. Lavinia and Wiggins each have two years of credited service under the SERP as of December 31, 1995.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since 1987, Tosco has entered into indemnity agreements (the "Indemnity Agreements") with its Directors and certain of its officers (collectively, the "Indemnitees") which provide for Tosco to indemnify the Indemnitees against expenses incurred by the Indemnitees in any proceedings which may be maintained against them by reason of any action or omission to act by any Indemnitee in his capacity as a Director, officer, employee, agent or fiduciary of Tosco. Tosco's obligations are subject to certain limitations, including the limitation that no payment will be made which is prohibited by applicable law. The Indemnity Agreements provide for the advancement of expenses incurred by Indemnitees in advance of the final disposition of any proceedings and require Tosco to establish a trust (the "Trust") for the benefit of the Indemnitees. In the event of a Change in Control (as defined in the Indemnity Agreements), Tosco will, from time to time upon written request of an Indemnitee, fund the Trust in an amount sufficient to satisfy any and all expenses reasonably anticipated to be incurred in connection with any proceedings. Change in Control is defined to include the following events: (a) Tosco would be required to report a change in control under the Securities Exchange Act of 1934; (b) any person becomes the beneficial owner of 20% or more of the voting power of Tosco's outstanding stock without the approval of Tosco's Board of Directors; (c) Tosco is a party to a merger, consolidation or sale of assets; (d) certain changes in the composition of Tosco's Board of Directors; or (e) a person who owns 9.5% or more of the voting power of Tosco's stock increases his beneficial ownership by 5% or more.

      As of December 31, 1995, Tosco was obligated under a lease for approximately 19,910 square feet of office space in a building in Stamford, Connecticut owned by an entity in which Mr.O'Malley holds a minority economic interest. The lease expires April 30, 2000 unless sooner terminated in accordance with its terms. The total monthly base rent, excluding utilities, paid by Tosco under the lease was approximately $32,518. The monthly rent was determined to be generally at market rate for similar buildings and locations at the time it was entered into and is at the lowest per square foot rate of any tenants in the building for comparable space. Tosco may terminate its lease at any time upon payment of specified amounts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee, which consists of Messrs. Flournoy, Hajim and Luellen, have entered into the Indemnity Agreements discussed under "Certain Relationships and Related Transactions". The Indemnity Agreements provide for Tosco to indemnify the Indemnitees against expenses incurred by the Indemnitees in any proceedings which may be maintained against them by reason of any action or omission to act by any Indemnitee in his capacity as a Director, officer, employee, agent or fiduciary of Tosco. Tosco's obligations are subject to certain limitations, including the limitation that no payment will be made which is prohibited by applicable law. The Indemnity Agreements provide for the advancement of expenses incurred by Indemnitees in advance of the final disposition of any proceedings and require Tosco to establish the Trust for the benefit of the Indemnitees. In the event of a Change in Control (as defined in the Indemnity Agreements), Tosco will, from time to time upon written request of any Indemnitee, fund the Trust in an amount sufficient to satisfy any and all expenses reasonably anticipated to be incurred in connection with any proceedings.


                                                           OPTIONS GRANTS IN 1995

                                          PERCENT  OF
                                          TOTAL
                                          OPTIONS                                               GRANT DATE
                              OPTIONS     GRANTED TO       EXERCISE                             VALUE (1)
                              GRANTED     EMPLOYEES        PRICE             EXPIRATION         GRANT DATE
NAME                           (#)        IN 1995          ($/SH)            DATE(2)            PRESENT VALUE

Thomas D. O'Malley              25,000    3.84%            $29.1875          January 16, 2005   $190,753
                                25,000    3.84%            $32.6250          June 8, 2005       $201,713
Jefferson F. Allen              15,000    2.30%            $29.1875          January 16, 2005   $114,450
                                25,000    3.84%            $32.6250          June 8, 2005       $201,713
James M. Cleary                 10,000    1.53%            $29.1875          January 16, 2005   $ 76,301
                                25,000    3.84%            $32.6250          June 8, 2005       $201,713
Robert J. Lavinia               10,000    1.53%            $29.1875          January 16, 2005   $ 76,301
                                25,000    3.84%            $32.6250          June 8, 2005       $201,713
Dwight L. Wiggins               25,000    3.84%            $29.1875          January 16, 2005   $190,753
                                25,000    3.84%            $32.6250          June 8, 2005       $201,713

     (1) The grant date present value per option was calculated using a modified
Black Scholes American Options Pricing Model, then adjusted to reflect the risk of forfeiture. Assumptions underlying the Black-Scholes valuation were as follows:
     1- Expected Time to Exercise = 5.752 years, based on option vesting periods
(3 years for all 1995 grants) plus 2.752 years (the average duration between the time employee options became exercisable and actual exercise by the option holders during 1990 - 1995);
     2- Expected Dividend Yield = 2.07% for options granted on January 17 and
1.969% for June 9 option grants, based on an expected annual cash dividend divided by the stock price on the date of grant;
     3- Risk-free rate of return = 7.695% for options granted on January 17 and 6.284% for June 9, based on grant date U.S. government bond interest rates reported by the U.S. Federal Reserve, adjusted to reflect a 5.752 year time to maturity;
     4- Expected Volatility = 29.09%, the standard deviation of Tosco
Corporation common stock during 1991 - 1995. Based on these inputs, the Black-Scholes value per option was $10.0117 for options granted on January 17 and $10.5869 for options granted on June 9. These values were then adjusted for the risk of forfeiture. The forfeiture risk factor applied to the Black-Scholes values was 76.21%; i.e., the Black-Scholes values were multiplied by 76.21% before the values shown were calculated. This figure reflects an average annual forfeiture of 4.61% of all options outstanding, compounded over the 5.752 year expected time to exercise. 4.61% was the annualized weighted-average occurrence of cancellations for Tosco employee options during 1991 - 1995.

(2)These options may not be exercised prior to one year from the date of grant and may be exercised 33 1/3% per year thereafter, subject to acceleration upon the occurrence of certain events.


      AGGREGATED OPTION/SAR EXERCISES IN 1995 AND DECEMBER 31, 1995 OPTION/SAR VALUES


                                                                                                    VALUE OF UNEXERCISED
                                                                    NUMBER OF UNEXERCISED            IN-THE-MONEY
                                    SHARES                           OPTIONS/SARS AT                OPTIONS/SARS AT
                                  ACQUIRED                           DECEMBER 31, 1995                 DECEMBER 31, 1995
NAME                            ON EXERCISE      VALUE REALIZED   EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE

Thomas D. O'Malley                                                 350,000       75,000            $ 5,224,776    $  645,844
Jefferson F. Allen                                                 165,000       55,000              2,402,625       442,498
James M. Cleary                 30,100           $573,781           76,333       45,667              1,104,380       341,544
Robert J. Lavinia                                                   58,332       76,668                853,106       764,391
Dwight L. Wiggins                                                   41,667       83,333                621,866       782,818
                                                                  -------------  -----------       -----------     ---------
                                                                   691,332      335,668            $10,206,753    $2,977,095
                                                                  ===========   ==========         ===========    ==========

      TOSCO PERFORMANCE


      The following graph show a five-year comparison of cumulative total returns for Tosco, the Standard & Poor's ("S&P") 500 Composite Stock Price Index and an index of peer companies selected by Tosco. The graph assumes that the value of the investment in Tosco's Common Stock and each index was $100 at January 1, 1991 and that all dividends were reinvested.



  COMPARISION OF FIVE-YEAR TOTAL RETURN TOSCO,
  INDUSTRY PEER GROUP, AND S&P 500

           1990      1991       1992      1993       1994        1995

TOSCO      $100.00   $175.69    $144.28   $209.84    $214.26     $285.95
PEER GRP.  $100.00   $126.64    $108.60   $132.32    $132.59     $149.36
S&P 500    $100.00   $130.48    $140.46   $154.62    $156.66     $215.54


     Peer Group includes Ashland, Crown Central, Diamond Shamrock, Tesoro Petroleum, and Valero Energy. Assumes $100 invested1/1/91 in Tosco common stock, an index of stock in Peer Group companies (weighted by market capitalization) and the S&P 500 Index. Assumes reinvested dividends. Fiscal year ends December 31.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee, which consists entirely of Directors who are not employees of Tosco, reviews and approves all remuneration arrangements for Tosco's executive officers, Directors and certain other employees, and reviews and approves compensation plans in which officers and employees are eligible to participate. The Committee met seven times during 1995. Tosco's philosophy for compensating executive officers is that a substantial portion of the executive's compensation should be incentive based and determined by Tosco's and the executive's performance. The policy is designed to attract, reward, motivate and retain key executives who are capable of achieving Tosco's objectives in a highly competitive industry.

      Tosco's executive compensation program consists of the following key elements: salary based on the Committee's assessment of the individual's level of responsibility, performance, and contributions to Tosco; an annual bonus that is directly related to the performance of the executive's business unit and Tosco as a whole; and grants of stock options designed to motivate individuals to enhance the long-term value of Tosco's stock. The Committee does not allocate a fixed percentage of compensation to each of these three elements, nor does the Committee use specific qualitative or quantitative measures or factors in assessing individual performance, except with respect to the award of bonuses as described below.

     The salaries of key executives and the incentive plans in which they participate are reviewed annually by the Compensation Committee in light of the Committee's assessment of individual performance, contribution to Tosco and level of responsibility. The Committee generally assigns equal weight to each of these factors. In particular, Mr. O'Malley's salary was reviewed in light of the increased responsibilities of the Chief Executive Officer resulting from the substantial growth and complexity of the Corporation since January 1992, the date of his last increase. Effective July 1995, Mr. O'Malley's base salary was increased from $500,000 to $600,000. The Committee believes Mr. O'Malley's salary reflects his experience and personal contributions to Tosco's performance. The base salaries of the four other most highly compensated executive officers were also increased, in recognition of the increased responsibilities or positions they have assumed, the time since their last increase, and their individual job performance and contribution to Tosco.

      During 1995 Tosco had four cash incentive plans for executive officers (and certain other employees): the Tosco Refining Company Cash Incentive Plan (the "Avon CIP") for those who work at the Avon Refinery; the Bayway Refining Company Cash Incentive Plan (the "Bayway CIP") for those working for Tosco's Bayway Refinery in Linden, New Jersey; the Tosco Northwest Company Cash Incentive Plan (the "TNW CIP") for those working for Tosco's division based in Seattle, Washington; and the Tosco Corporate Incentive Plan (the "Tosco Corporate Plan"), generally a bonus plan for senior corporate executives who are not participants in the Avon, Bayway, or TNW CIP. Messrs. Allen and O'Malley participate only in the Tosco Corporate Plan. Mr. Cleary participated in the Avon CIP, Mr. Wiggins participated in the Bayway CIP, and Mr. Lavinia participated in the TNW CIP. A substantial portion of the annual bonus of each of Messrs. Cleary, Lavinia and Wiggins is based directly on the earnings performance of their individual business units, with the remaining portion based on the Tosco Corporate Plan (in which they also participated), to foster cooperation among Tosco's various business units. Their total bonuses are determined in accordance with a formula and factors set by the Committee early in the year. The plans provide that no bonuses are payable unless the interest on Tosco's Mortgage Bonds is paid when due. The Avon, Bayway and TNW CIPs are generally designed for members of middle and senior management of each applicable business unit and set forth suggested awards which are computed as a percentage of a participant's base salary, which percentage is dependent upon the particular business unit's pre-tax income. The percentage for executive officers who participate in such plans ranges from 0% to 75% of their base salary, plus a percentage for each $1 million of earnings above a target level for each business unit. The target level is set at the beginning of the year by the Committee in light of each unit's annual budget and anticipated performance. The CIPs provide that awards payable to senior management participants in the CIPs are determined by the Compensation Committee. The Tosco Corporate Plan provides for the payment of a bonus dependent on the per share (common shares plus common share equivalents) pre-tax operating earnings ("OPEPS") of Tosco. For 1995 no bonus was payable under the Tosco Corporate Plan unless OPEPS exceeded $1.50. For each one dollar (and, on a pro-rata basis, for each fraction thereof) of OPEPS over the first $1.50, a percentage of the executive's annual base salary was paid as cash bonus. The hurdle rate is determined by the Committee at the beginning of the year in light of the Corporation's annual budget and anticipated performance. Annual bonus under the Tosco Corporate Plan is computed in accordance with a formula, the variables of which are the amount of OPEPS, if any, in excess of the hurdle rate and the individual's percentage participation factor. The percentages for executive officers who participate in the Tosco Corporate Plan range from 25% to 100% of their base salary. The percentage for each executive officer is based on the Committee's assessment of the officer's performance, contribution to Tosco and level of responsibility. Messrs. Allen, Cleary, Lavinia, O'Malley and Wiggins were participants in the Tosco Corporate Plan and the percentage applicable to each of them was 75, 25, 25, 100 and 25, respectively.

      Tosco has several stock option plans which are designed to link the interests of executive officers with Tosco's shareholders and provide such executives with an equity interest in Tosco. The options are designed to enhance shareholder values by benefiting executives only if other shareholders of Tosco also benefit. The purpose of the plans is to encourage executives and others to acquire larger stock ownership and proprietary interest in Tosco and thereby stimulate the active interest of such persons in the development and financial success of Tosco. All options granted in 1995 were granted at the fair market value of Tosco Common Stock on the date of grant and become exercisable over three years commencing one year from the date of grant, and only if the holder is still employed by Tosco (with certain exceptions for severance agreements). The number of options that the Compensation Committee grants to executive officers is based on individual performance and level of responsibility. The Committee generally assigns equal weight to these two factors. In addition, the Committee also considers the number of options previously granted to and the total number of options held by such officers. Stock options were the only long-term incentives granted to executive officers in 1995. Since stock options are tied to the future performance of Tosco's Common Stock, they will provide value only if the price of Tosco Common Stock exceeds the exercise price of the options. There is no relationship between the future performance of Tosco and the number of stock options granted.

     Mr. O'Malley's compensation for 1995 was based on the same performance and other criteria as summarized in the preceding paragraphs relative to all executive officers.

      In 1993, the tax laws were amended to limit the deduction a publicly held company is allowed for compensation paid to the chief executive officer and to the four other most highly compensated executive officers. Generally, amounts paid in excess of $1 million, other than performance-based compensation, may not be deducted. In order to be considered performance-based compensation, one of the criteria imposed by the tax law is that the plan relating to such compensation must be approved by a company's stockholders. The Tosco Corporate Plan was approved by Tosco's stockholders in 1994.

                             COMPENSATION COMMITTEE

                               Houston I. Flournoy
                                 Edmund A. Hajim
                               Charles J. Luellen


                     II. APPOINTMENT OF INDEPENDENT AUDITORS


      The Board of Directors of Tosco, upon recommendation of the Audit Committee, has selected Coopers & Lybrand L.L.P. as the independent accountants of Tosco for 1996. Coopers & Lybrand L.L.P. has acted in such capacity since 1977. Stockholders are requested to ratify and approve such appointment. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS TOSCO'S AUDITORS.


                                  OTHER MATTERS

CERTAIN SECURITY HOLDINGS

      At December 31, 1995, to the knowledge of Tosco, from Statements on
Schedule 13G provided to Tosco, beneficial owners of more than 5% of any class of the outstanding voting securities of Tosco were as follows:

                                                             AMOUNT AND
                                                             NATURE OF
                                                             BENEFICIAL       PERCENT
TITLE OF CLASS     NAME AND ADDRESS OF BENEFICIAL OWNER      OWNERSHIP*       OF CLASS

Common Stock       Tiger Management Corporation              5,933,900        16.01%
                   Panther Partners, L.P.                    shares (1)
                   Panther Management Company, L.P.
                   Julian H. Robertson, Jr.
                   101 Park Avenue
                   New York, New York 10178


Common Stock       Spears, Benzak, Salomon & Farrell, Inc.    2,021,102        5.45%
                   45 Rockefeller Plaza                       shares (2)
                   New York, New York 10111

Common Stock       MacKay-Shields Financial Corporation       2,001,225        5.40%
                   9 West 57th Street                         shares (3)
                   New York, New York 10019


- ---------------------
* The beneficial owner of such shares reports that it has sole voting and investment power with respect to such securities, except where otherwise indicated.


(1) According to a Statement on Schedule 13G filed with the Commission on February 12, 1996, (i) Tiger Management Corporation, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, reported beneficial ownership of 5,580,500 shares; (ii) Panther
Partners, L.P., an investment company registered under Section 8 of the Investment Company Act, reported beneficial ownership of 313,400 shares; (iii)
Panther Management Company, L.P., an investment adviser registered under Section
203 of the Investment Advisers Act of 1940, reported beneficial ownership of 313,400 shares; and (iv) Julian H. Robertson, Jr. reported beneficial ownership of 5,933,900 shares. Julian H. Robertson, Jr. is the ultimate controlling person of Tiger Management Corporation and Panther Management Company, L.P. Other persons are known to have the right to receive dividends from, or proceeds from, the sale of such shares. The interest of one such person, The Jaguar Fund N.V., a Netherlands Antilles corporation, is more than 5%.

(2) According to a Statement on Schedule 13G filed with the Commission on February 5, 1996, voting power with respect to such shares is held by the individual clients of Spears, Benzak, Salomon & Farrell, Inc.

(3) According to a Statement on Schedule 13G filed with the Commission on February 13, 1996, voting power with respect to such shares is held by the individual clients of MacKay-Shields Financial Corporation.

      Tosco received other Statements on Schedule 13G that reported shareholdings in Tosco Corporation Common Stock under 5% as of December 31, 1995.


MISCELLANEOUS

      Proposals of stockholders intended to be presented at Tosco's 1997 Annual Meeting of Stockholders must be received by Tosco on or prior to December 10, 1996, to be eligible for inclusion in Tosco's Proxy Statement and form of Proxy to be used in connection with the 1997 Annual Meeting.

      The By-Laws of Tosco currently provide that nominations for the election of Directors may be made by a shareholder entitled to vote for the election of Directors provided that (a) such shareholder delivers written notice by first class mail to the Secretary of Tosco not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of Directors (if less than 21 days' notice of the meeting is given to shareholders, the shareholder's written notice may be delivered to the Secretary of Tosco not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders); and (b) such written notice contains background information as to each nominee, including (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of stock of Tosco beneficially owned by each nominee, and (iv) any information with respect to each nominee's affiliation with a competitor of Tosco.

      Registered stockholders attending the meeting may be asked for identification. If you are a beneficial owner of Tosco stock held by a bank or broker ("in street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank indicating you are an owner as of the record date are examples of proof of ownership.

      At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.


                               Wilkes McClave III
                                    Secretary

Dated: April 8, 1996

                                TOSCO CORPORATION
                   ANNUAL MEETING OF STOCKHOLDERS MAY 16, 1996
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned, revoking any proxy heretofore given, hereby appoints Thomas D. O'Malley, Jefferson F. Allen and Wilkes McClave III, or any of them, proxies of the undersigned, with full power of substitution, with respect to all of the shares of stock of TOSCO CORPORATION ("Tosco") which the undersigned is entitled to vote at Tosco's Annual Meeting of Stockholders to be held on Thursday, May 16, 1996, and at any adjournment thereof.


     (CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE)


     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL I AND FOR PROPOSAL II.

     I. ELECTION OF DIRECTORS: To elect the following nominees for Director listed below for a term of one year. Jefferson F. Allen, Joseph B. Carr, Patrick
M. de Barros, Houston I. Flournoy, Clarence G. Frame, Edmund A. Hajim, Joseph P. Ingrassia, Charles J. Luellen, Thomas D. O'Malley.



FOR ALL          [ ]                            WITHHELD           [ ]


WITHHELD FOR (WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

         -------------------------------------------

     II. PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS OF TOSCO FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                  FOR [ ]            AGAINST [ ]               ABSTAIN [ ]

     III. IN THEIR DISCRETION, UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


         Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report to Stockholders of Tosco is hereby acknowledged.


                                             Dated ____________________, 1996


                                             ___________________________(L.S.)
                                             (Signature of Stockholder)


                                             ___________________________(L.S.)
                                             (Signature of Stockholder)

                                        Your signature should appear the
                                        same as your name appears hereon. If
                                        signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please indicate the capacity in
                                        which signing. When signing as joint
                                        tenants, all parties to the joint
                                        tenancy must sign. When the proxy is
                                        given by a corporation, it should be
                                        signed by an authorized officer.


     PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.